PROSPECTUS
                                               Filed Pursuant to Rule 424(b)(3)
                                                         SEC File No. 333-32475

               [LOGO OF ATMOS ENERGY CORPORATION APPEARS HERE]

                           ATMOS ENERGY CORPORATION
                          DIRECT STOCK PURCHASE PLAN

                       1,500,000 SHARES OF COMMON STOCK

  We are offering common stock to our shareholders, customers, and other investors under our Direct Stock Purchase Plan. Plan participants may also take advantage of additional services, all without any fees or commissions.

Plan Services   .  Reinvest cash dividends to purchase shares at a 3% discount from market prices

                .Purchase our stock at market prices, up to $100,000 per year

                .Deposit share certificates for safekeeping

                .Purchase stock monthly by automatic electronic funds transfer

                . Purchase stock through IRA accounts, including the traditional IRA, the Roth IRA, Education IRA, and the SEP-IRA

New York            On December 10, 1998, the last reported sale price on the
Stock               New York Stock Exchange was $28 3/8.
Exchange
Trading
Symbol--"ATO"

                               ----------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                                COMMISSION HAS
  APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR
                               ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
               The date of this Prospectus is December 14, 1998.

                               TABLE OF CONTENTS

Summary.....................................................................   3
Available Information.......................................................   4
Incorporation of Certain Documents by Reference.............................   5
Cautionary Statement........................................................   7
The Company.................................................................   7
The Offering................................................................   8
Plan of Distribution........................................................   9
The Plan....................................................................   9
Purpose and Advantages......................................................   9
Disadvantages of the Plan...................................................  11
Amendments to the Plan......................................................  11
Administration..............................................................  11
Participation...............................................................  12
Enrollment Procedures.......................................................  12
Purchases and Price of Shares...............................................  15
Voluntary Cash Payments and Initial Investments.............................  17
Expenses and Costs..........................................................  18
Reports to Participants.....................................................  18
Stock Certificates and Safekeeping..........................................  19
Individual Retirement Account...............................................  21
Automatic Monthly Investment................................................  22
Transfer of Shares..........................................................  23
Tax Consequences............................................................  24
Termination of Participation................................................  26
Miscellaneous...............................................................  27
Use of Proceeds.............................................................  29
Legal Opinion...............................................................  29
Experts.....................................................................  29
Indemnification of Directors and Officers...................................  30

                                       2
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                                    SUMMARY

  We are making a few changes to our Direct Stock Purchase Plan, which we offer as a service to our shareholders, customers and other investors. We have designed the plan to provide investors with a convenient and economical way to purchase our common stock and reinvest all or a portion of their cash dividends in additional shares. We do not charge any service fees or brokerage commissions on any purchases of stock under the plan.

  Each shareholder who currently participates in the plan will remain enrolled in the plan unless you write the Plan Administrator, BankBoston, N.A., who acts as the plan's agent for participants in the plan, to close the account or to change any way you wish to participate in the plan. If you are an investor who is not already a shareholder who wants to participate in the plan, you may call BankBoston at 1-800-543-3038, toll free, or complete and return an authorization form directly to BankBoston. Any investor who is not already a shareholder of the Company must make his or her first cash investment of at least $200 to begin participating in the plan. Participants in the plan who wish to terminate their participation will incur brokerage commissions on the sale of their stock in the plan of not more than five cents ($.05) per share, any applicable transfer tax and a fee of $5 charged by BankBoston.

  Participants in the plan may:

  . Automatically reinvest cash dividends at a 3% discount on all or a portion of the shares held in their names in plan accounts.

  . Invest in stock at market prices by making voluntary cash payments of at least $25 up to a maximum of $100,000 each calendar year.

  .  Deposit share certificates for safekeeping.

  . Make automatic monthly investments by electronic funds transfer from their bank accounts.

  . Establish an IRA that invests in stock through the plan. Available alternatives are the traditional IRA, Roth IRA, and the Education IRA. Participants may also contribute or roll over amounts to an IRA through a plan account. A participant may also establish a SEP-IRA if such participant's employer meets certain qualifications.


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

  This prospectus includes certain changes to the plan, primarily by providing additional kinds of IRA options to participants.

  BankBoston will use dividends and voluntary cash payments it receives from participants to buy shares of stock for participants through the plan. Persons who are not shareholders may make initial investments of at least $200 and not more than $100,000 per year that BankBoston will use to buy stock under the plan at current prices. BankBoston may buy shares on the market from brokers or may buy shares directly from us.

  The mailing address of our principal executive offices is:

                     Atmos Energy Corporation
                     1800 Three Lincoln Centre
                     5430 LBJ Freeway
                     Dallas, Texas 75240
                     Attention: Investor Relations

  Our telephone number is: 972-934-9227

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, the Company files reports, proxy and information statements, and other information with the SEC. The public may inspect and copy (at prescribed rates) the registration statement and the other information that the Company has filed with the SEC at the SEC's public reference facilities listed below.

   SEC Public Reference Room                      SEC Regional Public Reference Facilities
   450 Fifth Street, N. W.                        Northwest Atrium Center, Room 3190
   Room 1024                                      500 West Madison Street
   Washington, D.C. 20549                         Chicago, Illinois 60661

                                                  7 World Trade Center
                                                  13th Floor
                                                  New York, New York 10048

  In addition, the public may obtain information on the operation of the SEC's public reference room by calling the SEC at the number listed below.

  SEC Public Reference Room Telephone Number:     1-800-SEC-0330

  The Company files many of its reports, proxy and information statements, and other information electronically with the SEC. The public can access these documents by computer at the SEC's World Wide Web address.

  SEC World Wide Web Address:     http://www.sec.gov

  The Company has filed with the SEC a registration statement on Form S-3, which includes amendments and exhibits, under the Securities Act of 1933, as amended. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the registration statement or such other document. A copy of the registration statement and its exhibits and schedules may be examined without charge at the SEC's Public Reference Room, and copies of such materials may be obtained at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have previously been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, are incorporated into this prospectus by reference and are deemed to be part of it.

  (a) Annual Report on Form 10-K for the fiscal year ended September 30,
      1997;

  (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 1, 1998 and June 30, 1998;

  (c) Current Reports on Form 8-K dated November 12, 1997, July 22, 1998 and July 23, 1998; and

  (d) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A dated September 7, 1988 (Commission File No. 1-10042) filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports, which have been filed for the purpose of updating such description, including, without limitation, the Company's Current Report on Form 8-K dated November 12, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares of stock offered hereby also shall be deemed to be incorporated into this prospectus and to be a part of it from the date of filing of such documents.

  The Company will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated into this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to the Company's address listed on page 4.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this prospectus.

   CAUTIONARY STATEMENT FOR THE PURPOSES OF THE SAFE HARBOR UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

  The matters discussed in this prospectus, including the documents that are incorporated by reference as set forth above in "Incorporation of Certain Documents by Reference," may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act. All statements in this prospectus other than statements that are not historical facts are forward-looking statements. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this prospectus or in any of the Company's other documents or oral presentations, the words "anticipate," "estimate," "expect," "plans", "believes", "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in this prospectus. Important factors that could cause future results to differ include, but are not limited to, national, regional and local economic competitive conditions, regulatory and business trends and decisions, technological developments, Year 2000 issues, inflation rates, weather conditions, and other factors, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, while the Company believes that the expectations reflected in these forward-looking statements are reasonable, there can be no assurance that such expectations will be realized or will approximate actual results.

                                  THE COMPANY

  The Company distributes and sells natural gas to over one million residential, commercial, industrial, agricultural, and other customers. The Company distributes and sells natural gas through its five operating divisions to customers in over 800 cities, towns, and communities in service areas located in Colorado, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Missouri, South Carolina, Tennessee, Texas and Virginia. The Company also transports gas for others through parts of its distribution system. It also distributes and sells propane to over 37,000 customers in Kentucky, North Carolina, Tennessee and Virginia.

  The Company, through various wholly-owned subsidiaries, also conducts operations that complement its natural gas and propane distribution business. One subsidiary, United Cities Gas Storage Company, owns natural gas storage fields in Kansas and Kentucky, which are used to supplement natural gas used by customers in those states. Another subsidiary, UCG Energy Corporation, leases appliances, real estate, equipment, and vehicles to the United Cities Gas Company division and others, and owns a small interest in a partnership engaged in exploration and production activities. UCG Energy also owns a 45% interest in Woodward Marketing, L.L.C., which conducts a gas marketing business. Woodward Marketing provides gas marketing services to industrial customers, municipalities and local distribution companies, as well as to several of the Company's divisions.

                                  THE OFFERING

  This prospectus relates to 1,500,000 authorized shares of stock offered for purchase under the plan by shareholders of record, customers and other investors through the reinvestment of dividends, voluntary cash payments of at least $25 and not more than $100,000 per calendar year, and initial investments of at least $200 and not more than $100,000.

  Shares purchased with reinvested dividends are offered at a 3% discount from current market prices. Although the Company has not changed the discount since it was first offered, the Company may adjust it depending upon the number of shares purchased under the plan and other economic conditions that may develop. There is no maximum number of shares or dollar amount of dividend reinvestment under the plan.

  There is no discount applicable to shares purchased with initial investments or voluntary cash payments, including automatic monthly investments. Such shares are purchased at current market prices. No more than $100,000 of voluntary cash payments may be made by a participant during each calendar year and a non-shareholder may not make an initial investment of more than $100,000. However, after an initial investment is made, a participant is allowed to make voluntary cash payments up to $100,000 during the next calendar year.

  The discount on shares purchased with reinvested dividends and the absence of a maximum on dividend reinvestment may provide an incentive for certain persons to enter into transactions that would allow them to acquire shares prior to a dividend record date, reinvest at the discounted purchase price and resell the shares in order to capture the discount. The Company has not experienced nor does it expect significant activity of such nature. Any person engaging in such transactions may be considered to be an underwriter within the meaning of section 2(11) of the Securities Act. The Company has not entered into any arrangement, either formal or informal, with any person to engage in such transactions.

                              PLAN OF DISTRIBUTION

  The stock being offered here is offered pursuant to the Company's dividend reinvestment and direct stock purchase plan described in this prospectus for purchase by the plan's agent, which is currently BankBoston, of shares of stock on the open market or directly from the Company, at the Company's discretion. Currently, shares of the Company's stock purchased by participants under the plan are shares purchased directly from the Company. In accordance with current SEC rulings, the Company will not change its determination regarding the source of purchase of shares under the plan more than once in any 3-month period and then only after a determination of the Board of Directors or the need of the Chief Financial Officer of the Company to raise additional capital has changed or there is another valid reason for such change. The Company pays all fees, commissions and expenses incurred in connection with the plan including the annual administrative fee and IRA administrative fees. However, a participant is responsible for all commissions and fees relating to the sale of all or a portion of the shares of stock in his or her plan account and any fees associated with the termination of an IRA.

                                    THE PLAN

  The following is a question and answer statement of the provisions of the Company's Direct Stock Purchase Plan:

PURPOSE AND ADVANTAGES

1. What is the purpose of the plan?

  The purpose of the plan is to provide to Company shareholders, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in the Company's stock and to reinvest all or a portion of their cash dividends in additional shares of stock.

2. What are some of the advantages of the plan?

  -- Participants have the opportunity to reinvest cash dividends at a 3% discount on all or a portion of the shares of stock held in their names in plan accounts.

  -- Participants in the plan may purchase additional shares of stock at 100% of market price by making voluntary cash payments of at least $25 up to $100,000 per calendar year. Voluntary cash payments may be made by check, money order or electronic funds transfer from a predesignated U.S. checking or savings account. (See Question No. 22 regarding the automatic monthly investment feature of the plan.)

  -- Persons who are not already shareholders may purchase shares of stock at 100% of market price and become participants in the plan by making initial investments of at least $200 and not more than $100,000.

  -- All shares of stock are purchased under the plan without charge to plan participants or any service fees or brokerage commissions.

  -- The plan offers a "safekeeping" service whereby shareholders of record may deposit their stock certificates with the plan's agent and have their ownership of such stock maintained on the plan's agent's records as part of their plan accounts.

  -- A traditional IRA, Roth IRA, Education IRA or SEP-IRA may be established through an individual or employer Simplified Employee Pension contribution, or rolled over from an existing IRA (traditional, Roth or Education, subject to certain restrictions) or SEP-IRA through the plan.

  -- Participants may direct the plan's agent to transfer, at any time and at no cost to the participant, all or a portion of the participant's shares held under the plan to another person. (Gift certificates are available from the plan's agent).

  -- Statements of account are mailed to each participant after any investment activity in the participant's account.

DISADVANTAGES OF THE PLAN

3. What are some of the disadvantages of the plan?

  By not receiving cash dividends, but instead having stock purchased for their accounts, participants must bear the market risk associated with the stock. Also, participants have no control over the price at which stock is purchased or sold for their accounts.

AMENDMENTS TO THE PLAN

4. Why is the plan being amended and what provisions of the plan have changed as a result of the amendments described herein?

  The amendments to the plan are intended primarily to make the plan more attractive to investors by offering Roth IRAs and Education IRAs in addition to traditional IRAs and SEP-IRAs. (See Question No. 21.)

ADMINISTRATION

5. Who administers the plan?

  BankBoston, N.A., through Boston EquiServe, L.P., administers the plan, purchases and holds shares of stock acquired under the plan, maintains records, and sends statements of account activity to participants. All Enrollment Authorization Forms and Initial Investment Forms (both as described in Questions No. 7 and 8), voluntary cash payments, notices of withdrawal and all other matters and communications related to the plan should be addressed to:

    ATMOS Energy Corporation
    c/o Boston Equiserve, L.P.
    Dividend Reinvestment Department
    P. O. Box 8040
    Boston, MA 02266-8040

  PLEASE MENTION ATMOS ENERGY CORPORATION IN ALL CORRESPONDENCE AND PROVIDE YOUR PLAN ACCOUNT NUMBER AND/OR SOCIAL SECURITY NUMBER.

  Participants may also telephone the plan's agent at 781-575-3100 or toll free at 1-800-543-3038, 9:00 a.m.-6:00 p.m., Eastern time, or may call Atmos toll free at 1-800-382-8667, 7:30 a.m.-4:30 p.m., Central time for information about the plan. Questions about IRAs may be directed to the plan's agent, toll free, at 1-800-472-7428.

PARTICIPATION

6. Who is eligible to participate in the plan?

  Any person or entity, whether or not a holder of record of stock, is eligible to join the plan, provided that (a) such person or entity fulfills the prerequisites for participation described below under "Enrollment Procedures", and (b) in the case of citizens or residents of a country other than the United States, its territories, and possessions, participation would not violate local laws applicable to the Company or the participant. Shareholders of record who are currently participants in the plan will remain enrolled in the plan unless a shareholder instructs the plan's agent in writing to close the account or to alter the conditions of participation.

  Participants in the Company's Employee Stock Ownership Plan ("ESOP") are not eligible to participate in the plan through the ESOP; provided, however, that ESOP participants who are also shareholders of record are eligible to participate in the plan with respect to shares held outside the ESOP, or they may join the plan by making an initial investment.

ENROLLMENT PROCEDURES

7. How does a person participate in the plan?

  (a) Shareholders of record--After being furnished a copy of this prospectus, a record holder of stock may join the plan by completing and returning to the plan's agent an Enrollment Authorization Form. (See Question No. 8.)

  (b) Beneficial Owners--After being furnished a copy of this prospectus, a beneficial owner whose shares are registered in a name other than his or her own (for example, in the name of a broker or bank nominee) may participate by making arrangements with his or her broker or bank to participate on his or her behalf through the Depository Trust Company Dividend Reinvestment Service. Brokers and nominees owning stock at Depository Trust Company may participate in the plan through such service. Neither the Company nor BankBoston are responsible for any fees that may be charged by such broker or bank.

  (c) Persons not presently owners of shares of stock--After being furnished a copy of this prospectus, a person not presently owning stock may enroll in the plan by completing and returning to the plan's agent an Initial Investment Form, and making an initial investment in the form of a check or money order in an amount not less than $200 or more than $100,000. (See Questions No. 8 and 15.)

  (d) Establishment or rollover of an IRA or SEP-IRA--Individuals may use the plan to establish an IRA (traditional IRA, Roth IRA or Education IRA) or SEP-IRA and to make individual or employer Simplified Employee Pension contributions to the IRA (traditional IRA, Roth IRA or Education IRA) or SEP-IRA or to roll over an existing IRA (traditional IRA, Roth IRA or Education IRA, subject to certain restrictions) or SEP-IRA or other qualified plan distribution. (See Question No. 21.)

8. What do the Enrollment Authorization Form and the Initial Investment Form provide?

  The Enrollment Authorization Form provides for the purchase of additional shares of stock by a shareholder of record through the following investment options:

  "Full Dividend Reinvestment"--The plan's agent will apply all cash dividends on all shares then or subsequently registered in a participant's name, together with any voluntary cash payments, toward the purchase of additional shares of stock.

  "Partial Dividend Reinvestment"--A participant may elect to reinvest cash dividends paid on only a portion of the shares registered in the participant's name and held in certificated form or in the participant's plan account by designating such election on the Enrollment Authorization Form. Participants electing partial reinvestment of cash dividends must designate the number of whole shares for which they choose to receive cash dividends. Cash dividends will be sent to participants by check or deposited electronically into a bank checking or savings account, if requested. Dividends paid on all other plan shares, together with voluntary cash payments, will be applied toward the purchase of additional shares of stock.

  "Voluntary Cash Payments Only"--A participant will continue to receive cash dividends on shares registered in his or her name in the usual manner, and the plan's agent will apply such voluntary cash payments received toward the purchase of additional shares of stock. Shares purchased with voluntary cash payments will be held in the participant's plan account unless otherwise directed, and dividends paid on such shares will be paid in cash or deposited electronically into the participant's bank account, if requested.

  Participants may elect to have cash dividends deposited electronically into a bank checking or savings account at no charge by completing and submitting to the plan's agent an Electronic Deposit of Dividends Enrollment Form and a voided check or deposit slip. The Electronic Deposit of Dividends Enrollment Forms are available upon request from both the Company and the plan's agent.

  The Initial Investment Form allows a person who is not a shareholder of record to purchase shares of stock with a minimum payment of $200 up to a maximum payment of $100,000 and thereby become a participant in the plan. The form contains the required certification as to backup withholding. A participant may elect to purchase shares through full or partial dividend reinvestment or voluntary cash payments only, and may change the number of shares subject to dividend reinvestment from time to time by completing and submitting to the plan's agent a new Enrollment Authorization Form. To be effective with respect to a particular dividend, any change in the reinvestment election must be received by the plan's agent on or before the record date for such dividend. It is not necessary for participants to hold shares in certificated form to receive cash dividends on all or a portion of their whole shares.

9. When may a person join the plan?

  After receiving a copy of this prospectus, shareholders of record may join the plan at any time by completing an Enrollment Authorization Form and mailing it to the plan's agent. After receiving a copy of this prospectus, non-shareholders may enroll in the plan at any time by making an initial investment; provided, however, that any payment received as an initial investment without a properly completed Initial Investment Form will be returned and no action will be taken. Once in the plan, such participant will remain a participant until he or she discontinues participation. If an Enrollment Authorization Form requesting reinvestment of dividends is received by the plan's agent on or before the record date for a dividend payment, then that dividend payment will be applied toward the purchase of shares of stock. Record dates are ordinarily about the 25th day of February, May, August and November.

  If an Enrollment Authorization Form requesting reinvestment of dividends is received by the plan's agent from a shareholder after the record date established for a particular dividend, then the reinvestment of dividends will begin on the dividend payment date following the next record date if such shareholder is still a holder of record.

PURCHASES AND PRICE OF SHARES

10. What is the source of stock purchased under the plan?

  At the Company's discretion, shares of stock will be purchased either directly from the Company, in which event such shares will be either authorized but unissued shares or shares held by the Company as treasury stock, or on the open market, or by a combination of the two sources.

11. When will shares be purchased under the plan?

  Purchases made directly from the Company will be made on the relevant Investment Date (as defined below). Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on the New York Stock Exchange or any other securities exchange where such shares are traded, in the over-the-counter market or by negotiated transactions and may be subject to such terms with respect to price, delivery and other terms as the plan's agent may agree. Neither the Company nor any participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

  When shares are purchased on the open market, participants become owners of shares as of the date of settlement and the reports sent to participants will reflect such settlement date. (See Question No. 18.)

  There are at least four (4) Investment Dates each month. The Investment Dates will be the first business day of each week, except for any week which contains a dividend payment date, in which event the dividend payment date will become the Investment Date; provided, however, that if the dividend payment date is on a Friday, the Investment Date will be the following Monday. If, however, an Investment Date falls on a date on which the New York Stock Exchange is closed, the first succeeding day on which the New York Stock Exchange is open will be the Investment Date.

12. What will be the price to the participant of shares purchased under the plan?

  The price to the participant of shares purchased under the plan with reinvested dividends will be 97% of the average price (as defined below). Purchases of stock made with voluntary cash payments and initial investments will be made at 100% of such average price. In the case of purchases of stock from the Company, the average price is determined by averaging the high and low sales prices of stock as reported on the New York Stock Exchange-Composite Transactions on the relevant Investment Date. If no trading in stock occurs on the New York Stock Exchange on the relevant Investment Date, the purchase price per share will be determined by averaging the high and low sales prices per share on the trading day immediately preceding the Investment Date and the trading day immediately following the Investment Date.

  In the case of purchases of stock on the open market, the average price will be the weighted average purchase price of shares purchased on the relevant Investment Date.

13. How many shares of stock will be purchased for participants?

  The number of shares to be purchased depends on the amount of the participant's dividends, if any, and any voluntary cash payments or initial investments received by the plan's agent. Each participant's account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested divided by the purchase price. There is no maximum number of shares of stock that can be purchased with reinvested dividends.

VOLUNTARY CASH PAYMENTS AND INITIAL INVESTMENTS

14. How does the voluntary cash payment feature of the plan work?

  All eligible shareholders of record (except for brokers and nominees) who have submitted a signed Enrollment Authorization Form and new investors submitting an Initial Investment Form are eligible to make voluntary cash payments at any time. Payments may be made by check or money order or may be deducted automatically on a monthly basis from a financial institution account. (See Question No. 22.) All such payments must be payable to BankBoston in U.S. dollars and drawn against a U.S. bank. BankBoston will not accept third party checks. BankBoston will apply any voluntary cash payment or initial investment received from a participant to the purchase of shares of stock for the account of the participant on the next Investment Date if such stock is purchased from the Company, and as soon as practicable beginning on the Investment Date if such stock is purchased on the open market.

  In the event that any check or automatic monthly investment is returned unpaid for any reason, the plan's agent will consider the request for investment of that money null and void and shall immediately remove from the participant's account shares, if any, purchased upon the prior credit of such money. A fee of $25 will also be assessed against the participant's account. The plan's agent shall then be entitled to sell those shares to satisfy any uncollected amounts. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of such uncollected amounts, the plan's agent shall be entitled to sell additional shares from the participant's account to satisfy the uncollected balance.

  Brokers or nominees participating on behalf of beneficial owners may utilize only the dividend reinvestment feature of the plan and may not utilize the voluntary cash payment provision of the plan. Therefore, if shares of stock are held by a broker or nominee and the owner of those shares wishes to participate in the voluntary cash payment feature of the plan, that owner must become a shareholder of record by having all or part of those shares transferred to that owner's name or make an initial investment and become a participant in the plan.

15. How are initial investments made?

  Initial investments must be at least $200 and not more than $100,000 in the form of a check or money order, and must be included with the completed initial investment form and returned to the plan's agent at the address listed on the form.

16. When will voluntary cash payments and initial investments received by the plan's agent be invested?

  Voluntary cash payments and initial investments received by the plan's agent no later than 12:00 noon on the business day preceding an Investment Date will be held by the plan's agent and invested beginning on the next Investment Date following its receipt of funds. No interest will be paid on amounts held by the plan's agent pending investment. After sending a voluntary cash payment or initial investment, if a participant changes his or her mind and decides he or she does not want to participate, then, upon a participant's written request received by the plan's agent at least two business days prior to the applicable Investment Date, a voluntary cash payment or initial investment will be returned to the participant. However, no refund of a check or money order will be made until the funds have been actually received by the plan's agent.

EXPENSES AND COSTS

17. What are the costs to participants in the plan?

  For plan participants, there are no brokers' commissions and no fees or service charges connected with stock purchases. The Company pays these costs, along with any costs for administration of the plan, including fees for administration of an IRA. (See Question No. 21.) However, participants are charged a fee for selling shares through the plan. (See Question No. 27.)

REPORTS TO PARTICIPANTS

18. What reports will be sent to participants in the plan?

  Each participant will receive a statement of account showing amounts invested with voluntary cash payments, initial investments, the purchase price of shares purchased with reinvested dividends, including any discount received thereon, the number of shares purchased and other information resulting from investment activity for the year to date. Each statement contains a form that can be used to deposit shares for safekeeping, make voluntary cash payments or withdraw shares from the plan. At each year-end, the statement will include all information pertaining to a participant's account for such year and should be retained for federal and state income tax purposes. In addition, each participant will receive copies of the same communications sent to every other holder of stock, including the Company's quarterly reports, Annual Report to Shareholders, and the Notice of Annual Meeting and Proxy Statement. Each participant will receive annually Internal Revenue Service information on Form 1099-DIV for reporting dividend income received.

STOCK CERTIFICATES AND SAFEKEEPING

19. What is the safekeeping feature of the plan and how does it work?

  At the time of enrollment in the plan, or at any later time, participants may use the plan's safekeeping service to deposit with the plan's agent stock registered in the name of the participant. Shares deposited will be transferred into the name of the plan's agent or its nominee and credited to the participant's account under the plan. Thereafter, those shares will be treated in the same manner as shares purchased through the plan.

  By using the plan's safekeeping service, participants do not bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the plan's agent are treated in the same manner as shares purchased through the plan, they may be transferred or sold through the plan in a convenient and efficient manner. Dividends paid on shares deposited for safekeeping may be reinvested or paid in cash. Participants may elect to receive cash dividends on all or a portion of those shares by completing and submitting to the plan's agent a new Enrollment Authorization Form indicating the number of whole plan shares for which they choose to receive cash dividends. Participants may receive cash dividends by check or electronic deposit into a bank checking or savings account. Participants may request electronic deposit of dividends by completing and submitting to the plan's agent an Electronic Deposit of Dividends Enrollment Form, available from both the Company and the plan's agent. (See Question No. 8.)

  Participants who wish to deposit their stock certificates with the plan's agent should consider sending them to the plan's agent by registered mail, first class mail, or certified mail, return receipt requested, properly insured, to the following address, since the participant bears the risk of replacement costs if the certificates are lost in transit:

    Boston EquiServe L.P.
    Dividend Reinvestment Dept.
    P.O. Box 8040
    Boston, Massachusetts 02266-8040

  Certificates sent by overnight delivery service should be addressed to:

    Boston EquiServe L.P.
    Dividend Reinvestment Dept.
    150 Royal Street
    Canton, Massachusetts 02021

  THE STOCK CERTIFICATES SHOULD NOT BE ENDORSED.

20. What happens to shares purchased under the plan?

  Shares purchased under the plan will be automatically held in safekeeping by the plan's agent in its name or the name of its nominee. The number of shares (including fractional interests) held for each participant will be shown on each statement of account. Participants may obtain a new certificate for all or some of the whole shares of stock held in their plan accounts upon written request to the plan's agent. Any remaining shares will continue to be held by the plan's agent.

  Dividends on shares purchased through the plan, whether they are held by the participant in certificated form or by the plan's agent, may be paid in cash to the shareholder by check or electronic deposit or reinvested pursuant to the shareholder's instruction to the plan's agent contained in a completed Enrollment Authorization Form. Any change in the number of shares subject to dividend reinvestment must be made by completion of a new Enrollment Authorization Form.

INDIVIDUAL RETIREMENT ACCOUNT

21. What is the IRA feature of the plan and how does it work?

  The Taxpayer Relief Act of 1997 has expanded the options available for retirement savings. As discussed above, a participant may establish an IRA or SEP-IRA that invests in the Company's stock through the plan. The plan may be used to establish an IRA (traditional, Roth or Education) or SEP-IRA and to make contributions thereto, or to roll over an existing IRA (traditional, Roth or Education, subject to certain restrictions) or other qualified plan distribution. A participant may make individual cash contributions to a plan IRA and, if the participant's employer has established a Simplified Employee Pension (SEP) plan, may also have the employer's SEP contributions made to the plan IRA. After being furnished with a copy of this prospectus and a statement describing the legal rights and requirements of an IRA (an "IRA Disclosure Statement"), an individual may open an IRA or SEP-IRA by completing and signing an IRA Enrollment Form and returning it to the plan's agent with an initial contribution. The minimum initial contribution for an IRA Plan account is $200. Rollover contributions from another IRA or qualified plan may be made by a record holder in any amount. Such a person may transfer from an existing IRA into a plan IRA by completing an IRA Enrollment Form and IRA Asset Transfer Form and returning them to the plan's agent. IRA Enrollment Forms, IRA Asset Transfer Forms, and IRA Disclosure Statements are available upon request from both the plan's agent and the Company. There are three IRA options available as follows:

  Traditional IRA--Traditional IRA contributions are allowed for individuals under age 70 1/2 who have taxable compensation. Tax-deductible contributions are subject to new adjusted gross income (AGI) phase-out levels, while nondeductible contributions are allowed regardless of income level. A maximum individual contribution is $2,000 annually, with tax-deferred growth of investment. Beginning in 1998, penalty-free withdrawals can be made to help pay for first-home purchases or higher education expenses.

  Roth IRA--Effective for the 1998 tax year, contributions are allowed for individuals of any age with an annual gross income below $160,000 (for those filing joint returns) or $110,000 (for those filing single returns), but allowed contributions begin to phase out at an adjusted gross income of

$150,000 (for those filing joint returns) and $95,000 (for those filing single returns). A maximum individual contribution is $2,000 annually. Investments and earnings grow tax-free. Contributions are not tax deductible but if the investment stays in the Roth IRA for five years or more, qualified withdrawals are distributed tax-free (and free of penalty in most cases). There are no requirements to begin distributions at age 70 1/2. Penalty-free withdrawals can be made to help pay for first-home purchases. (The maximum annual contribution between a traditional and Roth IRA is $2,000.)

  Education IRA--Effective for the 1998 tax year, any individual of any age may contribute, subject to the same income ranges as the Roth IRA, to an Education IRA for a child. Contributions of up to $500 annually can be made for secondary education expenses for a child beneficiary under age 18. Contributions are not tax-deductible, but investments grow tax-free and are not taxed when withdrawn for higher education expenses, including tuition, room and board, books, and supplies. Withdrawals must be made by age 30 or the investment will be taxed to the child and will be subject to a 10% penalty. Unused account balances may be transferred to another family member's Education IRA.

  The annual fee charged by the plan's agent for administration of an IRA or SEP-IRA will be paid by the Company. However, all fees associated with the termination of an IRA (traditional, Roth or Education) or a SEP-IRA will be paid by the terminating participant, currently in the amount of $25.

AUTOMATIC MONTHLY INVESTMENT

22. What is the automatic monthly investment feature of the plan and how does it work?

  Participants may make voluntary cash payments by means of an automatic monthly investment of not less than $25 nor more than a total of $100,000 during a calendar year by electronic funds transfer from a predesignated U.S. bank account.

  If a participant has already established a plan account and wishes to initiate automatic monthly investments, he or she must complete and sign an Automatic Monthly Investment Form and return it to the plan's agent together with a voided blank check (for a checking account) or deposit slip (for a savings account) for the account from which funds are to be drawn. Automatic Monthly Investment

Forms may be obtained from both the plan's agent and the Company. Forms will be processed and will become effective as promptly as practicable.

  If a non-shareholder wishes to establish a plan account by means of an initial investment, he or she may also initiate automatic monthly investments by completing the appropriate section of the Initial Investment Form.

  Once automatic monthly investment is initiated, funds will be drawn from the participant's designated account on the business day preceding the second weekly investment of the month and will be invested in shares of stock beginning on that Investment Date.

  Participants may change the amount of their automatic monthly investment by completing and submitting to the plan's agent a new Automatic Monthly Investment Form. To be effective with respect to a particular Investment Date, however, the new automatic monthly investment form must be received by the plan's agent by the 25th day of the month preceding such Investment Date. Participants may terminate their automatic monthly investment by notifying the plan's agent in writing.

TRANSFER OF SHARES

23. May a participant assign or transfer all or a part of his or her shares held under the plan to another person?

  Yes. If a participant wishes to change the ownership of all or part of his or her shares held under the plan through gift, private sale or otherwise, the participant may effect the transfer by mailing to the plan's agent a properly completed and executed Stock Power Assignment Separate from Certificate Form or Gift Transfer Form. Transfers of a participant's shares may be made in whole and/or fractional share amounts; provided, however, that with respect to any transfer that establishes a new plan account, at least one whole share must be transferred. The transfer of a participant's shares is processed in the same manner as the transfer of stock certificates, including the requirement of a medallion signature guarantee. Stock Powers and Gift Transfer Forms are available upon request from the plan's agent.

24. If plan shares are transferred to another person, will the plan's agent issue a stock certificate to the transferee?

  If the participant so requests, a stock certificate(s) will be issued to the transferee. No fractional shares of stock will be issued in certificate form. Otherwise, shares transferred will continue to be held by the plan's agent under the plan. An account will be opened in the name of the transferee, if he or she is not already a participant, and the transferee will automatically be enrolled in the plan under the full dividend reinvestment option, and all dividends on shares transferred to the transferee's plan account will be reinvested under the terms of the plan.

25. How will a transferee be advised of his or her stock ownership?

  The transferee will receive a statement showing the number of shares transferred to and held in the transferee's plan account. At the transferor's request, a gift certificate evidencing the transfer will be sent to the transferee.

TAX CONSEQUENCES

26. What are the federal income tax consequences of participation in the plan?

  THE FOLLOWING IS A GENERAL DISCUSSION OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO PARTICIPATION IN THE PLAN AND IS BASED ON CURRENT FEDERAL INCOME TAX LAW. PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES (INCLUDING STATE INCOME TAX CONSEQUENCES) THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND SUBSEQUENT DISPOSITION OF SHARES ACQUIRED PURSUANT TO THE PLAN. THIS SUMMARY DOES NOT DISCUSS FEDERAL OR FOREIGN INCOME TAX CONSEQUENCES TO PARTICIPANTS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES OR WHO RESIDE OUTSIDE OF THE UNITED STATES.

  Reinvested Dividends. In the case of reinvested dividends whereby the plan's agent acquires shares for a participant's account directly from the Company, the participant must include in gross income as a dividend an amount equal to the fair market value of the shares (as of the date of the distribution) purchased with the participant's reinvested dividends. The participant's basis in those shares will also equal the fair market value of the purchased shares on the dividend payment date. (See Question No. 12.)

  Alternatively, when the plan's agent purchases stock for a participant's account on the open market with reinvested dividends, the participant must include in gross income as a dividend an amount equal to the full amount of the cash dividend used to purchase those shares plus that portion of any brokerage commissions paid by the plan's agent which are attributable to the purchase of the participant's shares. The participant's basis in plan shares held for his or her account will be equal to their purchase price plus allocable brokerage commissions.

  Voluntary Cash Payments and Initial Investments. In the case of shares purchased on the open market with voluntary cash payments or initial investments, participants must include in gross income as a dividend an amount equal to any brokerage commissions paid by the Company. The participant's basis in the shares acquired with voluntary cash payments or initial investments will be the cost of the shares to the plan's agent plus an allocable share of any brokerage commissions paid by the Company.

  Receipt or Disposition of Shares. A participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the plan, either upon a request for such certificates or upon withdrawal from or termination of the plan. However, the participant who receives, upon withdrawal from or termination of the plan, a cash payment for the sale of plan shares held for such participant's account or for a fractional share then held in his or her account will realize gain or loss measured by the difference between the amount of the cash received and the participant's basis in such shares or fractional share. This gain or loss will be capital in character if the shares or fractional shares are a capital asset in the hands of the participant.

  Tax Information and Backup Withholding. Participants will receive annual tax information with respect to dividend income received in connection with the plan, as if those amounts had been paid directly to the participants. Participants will continue to be subject to the backup withholding requirements of the federal income tax laws. If these requirements are not satisfied, 31% of the dividends payable to a participant will be withheld and paid to the Internal Revenue Service and will not be reinvested under the plan.

  Additional Information. A participant's holding period for shares acquired pursuant to the plan will begin on the day following the Investment Date. In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction. The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations upon brokers and other middlemen. As a result, the plan's agent may be required to report to the Internal Revenue Service and the participant any sale of shares effected on behalf of a participant. For further information as to tax consequences of participation in the plan, participants should consult with their own tax advisors.

TERMINATION OF PARTICIPATION

27. How and when may a participant terminate participation in the plan?

  A participant may terminate participation in the plan any time by notice in writing to the plan's agent received prior to a dividend record date. Within 10 business days following receipt of notice of termination, the plan's agent will send the participant a certificate for the whole shares in the participant's plan account. If the participant so requests, the plan's agent will sell all or a portion of such shares and remit to the participant the proceeds of the sale, less brokerage commissions of not more than five cents ($.05) per share, any transfer tax and a fee of $5 charged by the plan's agent. If the request to terminate is received by the plan's agent on or after the record date for a dividend payment, the request to terminate may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of stock purchased are credited to the participant's account under the plan. The plan's agent, in its sole discretion, may either pay any dividend in cash or reinvest it in stock on behalf of the terminating participant. If the dividend is reinvested, the plan's agent will sell the shares purchased and remit the proceeds to the participant (less commissions and fees, as described above). Any voluntary cash payment which had been sent to the plan's agent prior to the request to terminate will also be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the relevant Investment Date. In every case of termination, the participant's interest in a fractional share will be paid in cash based on the then current market price of stock as reported on the New York Exchange-Composite Transactions (less commissions and fees, as described above). The plan's agent, at its discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share (less commissions and fees, as described above).

  After termination, dividends on shares held in certificated form will be paid to the shareholder in cash or deposited electronically into the shareholder's bank account, if requested, unless and until the shareholder rejoins the plan, which he or she may do at any time by completing and returning an Enrollment Authorization Form to the plan's agent.

  A participant may request that the plan's agent sell some, but not all, of the shares in a plan account, and remit the proceeds (less commissions and fees as described above) to the participant as soon as possible. If the request to sell is received by the plan's agent after the record date for a dividend payment, any dividends paid on those shares will be reinvested and the shares of stock purchased will be credited to the participant's plan account.

MISCELLANEOUS

28. What happens when participants sell or transfer all of the shares registered in their names?

  When participants sell or transfer all of the stock registered in their names, the plan's agent will continue to purchase shares of stock with the dividends on the shares credited to their accounts under the plan until otherwise notified.

29. What happens if the Company has a stock rights offering?

  In the case of a stock rights offering, plan participants will receive rights based upon whole shares of stock registered in their names as of the record date for any rights offered, and whole shares credited to their accounts under the plan as of the record date.

30. What happens if the Company issues a stock dividend or declares a stock split?

  All stock dividend or split shares of common stock distributed by the Company will be added to the participant's account unless the participant instructs the plan's agent otherwise at least five (5) days prior to the stock dividend or stock split payment date. The plan's agent will issue a certificate(s) for any split shares or stock dividend credited to a participant's account upon written request to the plan's agent.

31. How will a participant's shares be voted at shareholders' meetings?

  Full and fractional shares held in the plan for a participant will be voted as the shareholder directs. A participant will receive a proxy card showing the total number of shares he or she holds, both those registered in the participant's name and those the participant holds through the plan.

32. May the plan be modified or discontinued?

  The Company reserves the right to suspend, modify or terminate the plan at any time. All shareholders, both participants and non-participants in the plan, will be notified of any suspension, termination or significant modification of the plan. If the plan is terminated, shares held in the participant's account will be distributed as described in Question No. 27.

33. Who interprets and regulates the plan?

  The Company reserves the right to interpret and regulate the plan, as deemed desirable or necessary, in connection with its operation. Additionally, each of the Company and the plan's agent reserves the right to terminate enrollment of any participant who participates in the plan in a manner abusive of the purpose and intent of the plan as determined by the Company or plan's agent or in a manner deemed by the Company or plan's agent not to be in the best interest of shareholders generally.

34. What are the responsibilities of the Company and the plan's agent under the plan?

  Neither the Company nor the plan's agent will be liable for any good faith act or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a participant's account upon the participant's death, the prices at which shares of stock are purchased or sold for a participant's account, the times when purchases or sales are made, or fluctuations in the market value of stock. However, nothing contained in this provision affects a shareholder's right to bring a cause of action based on alleged violations of the federal securities laws.

35. Does participation in the plan involve any risk?

  The risk to participants is the same as with any other investment in stock of the Company. A participant may lose an advantage otherwise available from being able to select more specifically the timing of investment or sale of shares. Participants must recognize that neither the Company nor the plan's agent can assure a profit or protect against a loss on the shares purchased under the plan.

                                USE OF PROCEEDS

  The Company does not know the number of shares that ultimately will be purchased from the Company under the plan nor the prices at which the shares will be sold. The purpose of the plan is to provide to Company shareholders, customers and other investors a simple, convenient and economical way to accumulate and increase their investment in the Company's stock and to reinvest all or a portion of their cash dividends in additional shares of stock. The plan permits the Company to increase its shareholder base and provides the Company with a relatively inexpensive source of additional capital. The proceeds are intended to be used for general corporate purposes.

                                 LEGAL OPINION

  The validity of the shares of the stock offered hereby has been passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201.

                                    EXPERTS

  The consolidated financial statements of the Company at September 30, 1997 appearing in the Company's Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in its report included therein and incorporated into this prospectus by reference. Those consolidated financial statements are incorporated into this prospectus by reference in reliance upon the report given upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of United Cities Gas Company at December 31, 1996 appearing in the Company's Annual Report on Form 10-K have been audited by Arthur Andersen L.L.P., independent auditors, as set forth in its report included therein and incorporated by reference into this prospectus. Those consolidated financial statements are incorporated by reference into this prospectus in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Texas Business Corporation Act ("TBCA") and the Virginia Stock Corporation Act ("VSCA") permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses under certain circumstances. Article IX of the Company's Restated Articles of Incorporation, as Amended, and Article IX of the Company's Amended and Restated Bylaws provide for indemnification of judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

  As authorized by Article 2.02-1 of the TBCA and Section 13.1-697 of the VSCA, each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, the indemnity shall be to the fullest extent authorized by the TBCA and the VSCA. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to the Company, then indemnification will not be made.

  Article X of the Restated Articles of Incorporation, as Amended, of the Company provides that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director except for liability (i) for any breach of duty of loyalty to the Company or its shareholders, (ii) for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for an act or omission for which the liability of a director is expressly provided by statute or (v) for an act related to an unlawful stock repurchase or payment of a dividend. In addition, Article IX of the Restated Articles of Incorporation, as Amended, and Article IX of the Amended and Restated Bylaws of the Company require the company to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or serves or served at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

  The Company maintains an officers' and directors' liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of the policy is to indemnify the officers and directors of the Company against losses incurred by them while acting in those capacities.

  As far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC that indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRO-SPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ATMOS ENERGY CORPORATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ATMOS ENERGY CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OF-FER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION.


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                                     ATMOS
                                     ENERGY
                                  CORPORATION


                [LOGO OF ATMOS ENERGY CORPORATION APPEARS HERE]


                           DIRECT STOCK PURCHASE PLAN


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                                   PROSPECTUS

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                                                                     3100-DRP-98